Exhibit 99.1

Amended Revolving Bank Credit Facility

On September 27, 2018, W&T Offshore, Inc. (“we,” “our” or the “Company”) entered into a commitment letter with a revised group of commercial bank lenders to amend our revolving bank credit facility. Pursuant to the commitment letter, concurrently with the closing of the notes offering described under Item 8.01 of the Current Report on Form 8-K to which this exhibit is filed (the “notes offering”), we intend to enter into an amended revolving bank credit facility with a revised group of bank lenders with aggregate initial lender commitments of $250.0 million, the availability of which is subject to our borrowing base determined from time to time, which will be initially set at $250.0 million. The amended revolving bank credit facility will also provide for the issuance of up to $30.0 million in letters of credit, subject to available borrowing capacity. Borrowings under the amended revolving bank credit facility will be secured by substantially all of our oil and natural gas properties and guaranteed by our two-wholly-owned subsidiaries. Availability under the amended revolving bank credit facility will be subject to a semi-annual redetermination of our borrowing base as determined by the lenders based on their evaluation of our proved reserves using their own criteria, with the first scheduled redetermination to occur in April 2019. The amended revolving bank credit facility will mature on or about October 15, 2022. The effectiveness of the amended revolving bank credit facility is subject to the finalization of definitive documentation for the facility and certain other conditions, including the closing of the notes offering provided the notes offering meets certain minimum conditions set forth in the commitment letter.

The terms and key covenants of the amended revolving bank credit facility are summarized as follows, with certain terms to be defined under the Credit Agreement (as defined below):

•	Letters of credit may be issued in amounts up to $30.0 million, provided availability under the revolving bank credit facility exists.

•

The ratio of our total debt to most recent four-quarter EBITDAX as of the last day of any fiscal quarter must not exceed (a) 3.50 to 1.00 for the fiscal quarters ending December 31, 2018 and March 31, 2019, (b) 3.25 to 1.00 for the fiscal quarters ending June 30, 2019 and September 30, 2019, (c) 3.00 to 1.00 for the fiscal quarter ending December 31, 2019 and each fiscal quarter thereafter. Provided that notwithstanding the foregoing, in the event that the Company and our subsidiaries consummate a material acquisition (to be defined as the greater of $75.0 million or 7.5% of adjusted consolidated net tangible assets), on the last day of the first and second fiscal quarters following such material acquisition, the Company will maintain a maximum Leverage Ratio not to exceed 3.50 to 1.00.

•	The ratio of our current assets to our current liabilities must be at least 1.00 to 1.00.

•	We will be required to have deposit accounts only with banks under the Credit Agreement with certain exceptions.

•	To the extent there are borrowings, they are primarily executed as Eurodollar loans, and the applicable margins range from 2.50% to 3.50% based on our borrowing base utilization.

•	The commitment fee will be 37.5 basis points if our utilization is 50% or less and 50 basis points if our utilization exceeds 50%.

The amended bank credit facility will be governed by an amended and restated credit agreement (the “Credit Agreement”) with a revised group of bank lenders. The Credit Agreement will contain covenants that limit, among other things, our ability to: (i) pay cash dividends; (ii) repurchase our common stock or outstanding debt; (iii) sell our assets; (iv) make certain loans or investments; (v) merge or consolidate; (vi) incur certain liens; (vii) incur additional debt; and (viii) enter into certain other transactions, without the prior consent of the lenders. Within 45 days of closing, the Company will be required to have qualifying hedges in place for a minimum of 50% of projected production from the proved developed producing properties of the Company and the Guarantors for a period of 18 months.

We are permitted to issue or incur additional unsecured indebtedness if certain conditions are met, including: (i) no default under the Credit Agreement exists or will results from such issuance of additional indebtedness; (ii) except for the issuance or incurrence of certain refinancing indebtedness, the ratio of our total debt to the most recent four-quarter historical EBITDAX does not, after giving pro forma effect to the additional indebtedness, exceed 2.75 to 1.0, (iii) such additional indebtedness matures at least six months after the maturity date of the Credit Agreement; (iv) such additional indebtedness is not guaranteed by any person that does not guarantee the revolving bank credit facility; (v) such additional indebtedness is subject to covenants, events of default and other non-pricing terms that, taken as a whole, are determined by the Company to be “market” terms on the date of issuance or incurrence and in any event are not materially adverse to the interests of the lenders under the Credit Agreement, taken as a whole, and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions; and (vi) to the extent such indebtedness constitutes a refinancing, such refinancing indebtedness shall not exceed the amount outstanding under the indebtedness being refinanced plus accrued interest, fees, expenses and premiums. We are permitted to redeem, repurchase, prepay or defease the notes issued pursuant to the notes offering if after giving effect to such redemption, repayment, prepayment or defeasance: (i) the ratio of our total debt to EBITDAX does not exceed 2.75 to 1.00, (ii) no default shall have occurred and be continuing, and (iii) there is availability equal to at least 20% of the Borrowing Base under our amended revolving credit facility.

The Credit Agreement will also include the following events of default (among other customary events of default): (i) nonpayment of principal when due or nonpayment of interest or other amounts within three business days of when due; (ii) bankruptcy or insolvency with respect to the Company or any of our subsidiaries guaranteeing borrowings under the revolving bank credit facility; (iii) a change of control and (iv) breaches of representations and warranties or covenants (subject to applicable grace periods). The Credit Agreement will contain cross-payment default and cross-acceleration clauses with the other material debt agreements in excess of $5.0 million, and these agreements contain similar cross-default clauses with the Credit Agreement.

A drawing on the amended revolving bank credit facility is expected to be made at the closing of the notes offering, which together with cash on hand and the net proceeds of the notes offering, is expected to provide funding for the uses of proceeds, which are to (i) repay and retire our 11.00% 1.5 lien term loan and 9.00% Second Lien Term Loan and (ii) fund the redemption or repurchase in full of our 8.500% senior unsecured notes due 2019, 9.00%/10.75% Second Lien PIK Toggle Notes due 2020 and 8.50%/10.00% Third Lien PIK Toggle Notes due 2021.

Sale of Non-Core Asset in Permian Basin

On September 28, 2018, we sold our ownership in non-core overriding royalty interests in the Permian Basin for a cash purchase price of $56.8 million, less $6.3 million holdback subject to post-closing cure of asserted title defects.

Other Information

As of September 24, 2018, we had cash and cash equivalents of approximately $258.0 million.